Exhibit 4(a)

U.S.$2,750,000,000 REVOLVING TERM CREDIT FACILITY

CREDIT AGREEMENT

BETWEEN

POTASH CORPORATION OF SASKATCHEWAN INC.

as Borrower

AND

THE BANK OF NOVA SCOTIA,

BANK OF MONTREAL,

ROYAL BANK OF CANADA,

EXPORT DEVELOPMENT CANADA,

CANADIAN IMPERIAL BANK OF COMMERCE,

RABOBANK NEDERLAND, CANADIAN BRANCH,

THE TORONTO-DOMINION BANK,

GOLDMAN SACHS LENDING PARTNERS LLC,

MORGAN STANLEY BANK, N.A.,

UBS AG CANADA BRANCH,

BANK OF AMERICA, N.A., CANADA BRANCH,

HSBC BANK CANADA,

BANK OF TOKYO-MITSUBISHI UFJ (CANADA),

SUMITOMO MITSUI BANKING CORPORATION OF CANADA,

COMERICA BANK

and such other persons as become parties hereto

as Lenders

AND

THE BANK OF NOVA SCOTIA

as Agent of the Lenders

FIRST AMENDING AGREEMENT MADE AS OF SEPTEMBER 23, 2011 TO THE CREDIT

AGREEMENT MADE AS OF DECEMBER 11, 2009

THE BANK OF NOVA SCOTIA

as Administrative Agent

THE BANK OF NOVA SCOTIA, BANK OF MONTREAL and RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

BANK OF MONTREAL and ROYAL BANK OF CANADA

as Co-Syndication Agents

FIRST AMENDING AGREEMENT

THIS AGREEMENT is made as of September 23, 2011

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation subsisting under the laws of Canada (hereinafter referred to as the “Borrower”),

OF THE FIRST PART,

- and -

THE FINANCIAL INSTITUTIONS SET FORTH ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING “LENDERS:” (hereinafter referred to collectively as the “Lenders” and individually as a “Lender”),

OF THE SECOND PART,

- and -

THE BANK OF NOVA SCOTIA, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),

OF THE THIRD PART.

WHEREAS each of Sumitomo Mitsui Banking Corporation of Canada and Comerica Bank (collectively, the “New Lenders”) has agreed to provide a Commitment and to become a Lender in accordance with the terms of the Credit Agreement;

AND WHEREAS certain of the existing Lenders have agreed to increase their existing Commitments;

AND WHEREAS the parties hereto have agreed to amend and supplement certain provisions of the Credit Agreement as hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.	Interpretation

1.1.            In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this agreement, as amended, modified, supplemented or restated from time to time.

“Credit Agreement” means the credit agreement made as of December 11, 2009 between the Borrower, certain of the Lenders and the Agent.

1.2.           Capitalized terms used herein without express definition shall have the same meanings herein as are ascribed thereto in the Credit Agreement.

1.3.           The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreements supplemental hereto.

1.4.           This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2.	Amendments and Supplements

2.1.           Decrease in Margins.  The definition of “Applicable Pricing Rate” contained in Section 1.1 of the Credit Agreement is hereby amended to delete the chart contained therein in its entirety and to substitute the following chart therefor:

S&P Rating	Margin on Canadian Prime Rate Loans and U.S. Base Rate Loans	Margin on Libor Loans and Acceptance Fees for Bankers’ Acceptances	Standby Fee on Credit Facility
A or above	0.00% per annum	0.85% per annum	0.1700% per annum
A-	0.00% per annum	1.00% per annum	0.2000% per annum
BBB+	0.25% per annum	1.25% per annum	0.2500% per annum
BBB	0.50% per annum	1.50% per annum	0.3000% per annum
BBB- or below or if not rated by S&P	0.75% per annum	1.75% per annum	0.3500% per annum

2.2.           Extension of Maturity Date.  The definition of “Maturity Date” contained in Section 1.1 of the Credit Agreement is hereby amended to delete “December 11, 2012” therefrom and to substitute the date “December 11, 2016” therefor. The parties hereto confirm and agree that the Maturity Date shall be and is hereby extended to December 11, 2016.

2.3.           Increase in Credit Facility.  The existing definition of “Credit Facility” contained in Section 1.1 of the Credit Agreement is hereby amended to delete “U.S.$2,500,000,000” where it appears in the first line thereof and to substitute therefor the amount of “U.S.$2,750,000,000”. The parties hereto hereby confirm and agree that the maximum principal amount of the Credit Facility is hereby increased to U.S.$2,750,000,000 from U.S.$2,500,000,000.

2.4.           Addition of New Lenders.

(a)	Addition of New Lenders. The parties hereto hereby confirm and agree that, from and after the date hereof, each of the New Lenders shall be a Lender for all purposes of the Credit Agreement and the other Documents having the Commitment set forth opposite its name on Schedule A hereto and all references herein or therein to “Lenders” or a “Lender” shall be deemed to include the New Lenders.

(b)	Novation of New Lenders. Each New Lender hereby agrees that it will be bound by the Credit Agreement and the other Documents as a Lender to the extent of its Commitment as fully as if it had been an original party to the Credit Agreement.

(c)	The Agent. Without in any way limiting the other provisions hereof, each New Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the provisions of the Credit Agreement.

(d)	Independent Credit Decision. Each New Lender and, with respect to the increase in its Commitment, each Lender which has increased its Commitment pursuant hereto, acknowledges to the Agent that such New Lender and each Lender which has increased its Commitment pursuant hereto has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries, all of the matters and transactions contemplated herein and in the Credit Agreement and other Documents and all other matters incidental to the Credit Agreement and the other Documents. Each New Lender and each Lender which has increased its Commitment pursuant hereto confirms with the Agent that it does not rely, and it will not hereafter rely, on the Agent:

(i)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, its Subsidiaries or any other person under or in connection with the Credit Agreement and other Documents or the transactions therein contemplated (whether or not such information has been or is hereafter distributed to it by the Agent); or

(ii)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and its Subsidiaries.

Each New Lender and each Lender which has increased its Commitment pursuant hereto acknowledges to the Agent that a copy of the Credit Agreement (including a copy of the Schedules annexed thereto) has been made available to it for review and further acknowledges and agrees that it has received copies of such other Documents and such other information that it has requested for the purposes of its investigation and analysis of all matters related to this Agreement, the Credit Agreement, the other Documents and the transactions contemplated hereby and thereby. Each New Lender and each Lender which has increased its Commitment pursuant hereto acknowledges to the Agent that it is satisfied with the form and substance of the Credit Agreement (as amended and supplemented hereby) and the other Documents.

(e)	Consent of Agent. The Agent hereby consents to the addition of each New Lender into the Credit Agreement as a Lender and agrees to recognize each New Lender as a Lender under the Credit Agreement as fully as if each New Lender had been an original party to the Credit Agreement.

2.5.           New Schedule A; Revised Commitments.  Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto, inter alia, to increase the Commitment of certain Lenders to the amount set forth opposite its name on such new Schedule A, to set out the Commitment of each New Lender and to set out the new Swingline Sub-Commitment of each Swingline Lender.

2.6.           New Permitted Lien.  The definition of “Permitted Liens” contained in Section 1.1 of the Credit Agreement is hereby amended to add the following new subparagraph (r.1) immediately after the existing subparagraph (r):

“(r.1) Liens which are not otherwise Permitted Liens; provided that (i) the aggregate amount of obligations secured thereby does not at any time exceed U.S.$300,000,000 (or the Equivalent Amount thereof in any other currency) and (ii) such Liens do not attach generally to all or substantially all of the undertaking, assets and property of the Borrower (such as a Lien in the nature of a floating charge on all or substantially all of the undertaking, assets and property of a person);”.

2.7.           Increase in Accordion. Section 2.18(c) of the Credit Agreement is hereby amended to delete “U.S.$3,000,000,000” where it appears in the second line thereof and to substitute therefor the amount of “U.S.$3,250,000,000”.

2.8.           Deletion of Tangible Net Worth Covenant.  Section 9.1(g) of the Credit Agreement is hereby amended to delete the heading and the text therefrom in their entirety and to substitute the phrase “intentionally deleted.” therefor.

2.9.           Increase in Subsidiary Debt Limit.  Section 9.2(e) of the Credit Agreement is hereby amended to delete the amount “U.S.$650,000,000” therefrom and to substitute the amount “U.S.$1,000,000,000” therefor.

2.10.           Change in Law.  Section 11.3(1) of the Credit Agreement is hereby amended to delete the word “hereof” contained at the end of the first paragraph thereof and to substitute the words “of the first amending agreement hereto made as of September 23, 2011” therefor.

2.11.           Event of Default Thresholds.  Sections 10.1(j), 10.1(k) and 10.1(m) of the Credit Agreement are each hereby amended to delete the amount “Cdn.$40,000,000” each time it appears in such Sections and to substitute the amount “Cdn.$100,000,000” therefor.

3.	Fees

3.1.           Fees.  The Borrower hereby agrees to pay to the Agent, for each Lender, a fee in United States Dollars in an amount equal to 0.25% of the Commitment of each such Lender set out in Schedule A hereto.

4.	Representations and Warranties

The Borrower hereby represents and warrants as follows to each Lender and the Agent and acknowledges and confirms that each Lender and the Agent is relying upon such representations and warranties:

(a)	Status and Power

It is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of Canada. It is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required, except where the failure to be so qualified would not have and would not reasonably be expected to have a Material Adverse Effect. It has all requisite capacity, power and authority to own, hold under licence or lease its properties necessary for the conduct of its business and to carry on its business as currently conducted. It has all requisite corporate capacity, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b)	Authorization and Enforcement

All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by the Borrower of this Agreement. It has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Agent and the Lenders in accordance with its terms, subject to the qualifications contained in the opinion of the Borrower’s counsel delivered pursuant to Section 5(c).

(c)	Compliance with Other Instruments

The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated herein do not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the charter or constating documents or by-laws of, or any unanimous shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Governmental Authority or any other party of which the failure to have received or obtained would have or would reasonably be expected to have a Material Adverse Effect.

The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by or on behalf of the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until the Credit Agreement has been terminated.

5.	Condition Precedent

The amendments and supplements to the Credit Agreement contained in herein shall be effective upon, and shall be subject to, the following conditions precedent:

(a)	the Borrower shall have paid to the Agent, for each Lender, the fees required to be paid pursuant to Section 3.1 hereof;

(b)	the Borrower shall have delivered to the Agent a current certificate of compliance in respect of its jurisdiction of incorporation, certified copies of its constating documents, by-laws (or a certification there have been no changes to such documents since December 11, 2009) and the resolutions authorizing this Agreement and the transactions hereunder and an Officer’s Certificate as to the incumbency of the officers thereof signing this agreement;

(c)	the Agent and the Lenders shall have received legal opinions from counsel to the Borrower respecting this Agreement and the transactions contemplated hereby in form and substance as may be required by the Agent, acting reasonably;

(d)	no Default or Event of Default shall have occurred and be continuing and the representations and warranties contained in Section 8.1 of the Credit Agreement shall be true and correct in all material respects and the Borrower shall have delivered to the Agent an Officer’s Certificate confirming the same; and

(e)	no consents, approvals or authorizations are required for the increase in the Credit Facility (except for those that have been unconditionally obtained and are in full force and effect, unamended) and the Borrower shall have delivered to the Agent an Officer’s Certificate confirming the same.

The foregoing conditions precedent are inserted for the sole benefit of the Lenders and the Agent and may be waived in writing by the Lenders, in whole or in part (with or without terms and conditions).

6.	Confirmation of Credit Agreement and other Documents

The Credit Agreement and the other Documents to which the Borrower is a party and all covenants, terms and provisions thereof, except as expressly amended and supplemented by this Agreement, shall be and continue to be in full force and effect and the Credit Agreement as amended and supplemented by this Agreement and each of the other Documents to which the Borrower is a party is hereby ratified and confirmed and shall from and after the date hereof continue in full force and effect as herein amended and supplemented, with such amendments and supplements in Section 2 hereof being effective from and as of the date hereof upon satisfaction of the conditions precedent set forth in Section 5 hereof.

7.	Further Assurances

The parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Agreement.

8.	Enurement

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

9.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Such executed counterparts may be delivered by facsimile or other electronic transmission and, when so delivered, shall constitute a binding agreement of the parties hereto.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:	/s/ Wayne R. Brownlee
Name: Wayne R. Brownlee Title: Executive Vice President and Chief Financial Officer

By:	/s/ Denis A. Sirois
Name: Denis A. Sirois Title: Vice President and Corporate Controller

LENDERS:

THE BANK OF NOVA SCOTIA

By:	/s/ Richard Lee
Name: Richard Lee Title: Managing Director & Industry Head

By:	/s/ Chris Freeman
Name: Chris Freeman
Title: Associate

BANK OF MONTREAL

By:	/s/ Philip Langheim
Name: Philip Langheim Title: Managing Director

ROYAL BANK OF CANADA

By:	/s/ Stam Fountoulakis
Name: Stam Fountoulakis Title: Authorized Signatory

EXPORT DEVELOPMENT CANADA

By:	/s/ Christiane de Billy
Name: Christiane de Billy Title: Financing Manager

By:	/s/ Deepak Dave
Name: Deepak Dave
Title: Principal

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Kevin Charko
Name: Kevin Charko Title: Director

By:	/s/ Scott Black
Name: Scott Black
Title: Executive Director

ROBOBANK, NEDERLAND, CANADIAN BRANCH

By:	/s/ Raj Joshi
Name: Raj Joshi Title: Vice President

By:	/s/ Nicolas Stoupak
Name: Nicolas Stoupak
Title: Vice President Senior Credit Analyst

THE TORONTO-DOMINION BANK

By:	/s/ Matt Hendel
Name: Matt Hendel Title: Managing Director

By:	/s/ Sanup Gupta
Name: Sanup Gupta
Title: Vice President

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Anna Ostrovsky
Name: Anna Ostrovsky Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

UBS AG CANADA BRANCH

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

BANK OF AMERICA, N.A., CANADA BRANCH

By:	/s/ Medina Sales De Andrade
Name: Medina Sales De Andrade
Title: Vice President

HSBC BANK CANADA

By:	/s/ Greg Gannett
Name: Greg Gannett
Title: Managing Director

By:	/s/ Vivek Varma
Name: Vivek Varma
Title: Director

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

By:	/s/ Davis J. Stewart
Name: Davis J. Stewart
Title: Senior Vice President

By:	/s/ Hirokazu Maruta
Name: Hirokazu Maruta
Title: EVP & General Manager Vancouver Office

SUMITOMO MITSUI BANKING CORPORATION OF CANADA

By:	/s/ Ming Chang
Name: Ming Chang
Title: Vice President

COMERICA BANK

By:	/s/ Larry S. Yamamoto
Name: Larry S. Yamamoto
Title: Vice President

AGENT:

THE BANK OF NOVA SCOTIA, in its capacity as Agent

By:	/s/ Ian D. McKay
Name: Ian D. McKay
Title: Managing Director

SCHEDULE A

LENDERS AND COMMITMENTS

Lender	Commitment	Swingline Sub-Commitment

The Bank of Nova Scotia	Commitment: U.S.$300,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Bank of Montreal	Commitment: U.S.$300,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Royal Bank of Canada	Commitment: U.S.$300,000,000	Swingline Sub-Commitment: U.S.$125,000,000

Export Development Canada	Commitment: U.S.$200,500,000

Canadian Imperial Bank of Commerce	Commitment: U.S.$200,000,000	Swingline Sub-Commitment: U.S.$62,500,000

Rabobank, Nederland, Canadian Branch	Commitment: U.S.$200,000,000

The Toronto-Dominion Bank	Commitment: U.S.$200,000,000	Swingline Sub-Commitment: U.S.$62,500,000

Goldman Sachs Lending Partners LLC	Commitment: U.S.$166,500,000

Morgan Stanley Bank, N.A.	Commitment: U.S.$166,500,000

UBS AG Canada Branch	Commitment: U.S.$166,500,000

Bank of America, N.A., Canada Branch	Commitment: U.S.$125,000,000

HSBC Bank Canada	Commitment: U.S.$125,000,000

Bank of Tokyo-Mitsubishi UFJ (Canada)	Commitment: U.S.$125,000,000

Sumitomo Mitsui Banking Corporation of Canada	Commitment: U.S.$125,000,000

Comerica Bank	Commitment: U.S.$50,000,000